Exhibit 10.61

Cubist Pharmaceuticals, Inc.

Director Compensation, Benefits, Programs

(Effective as of June 4, 2009)

Director Compensation

Element	Compensation
Retainer

Non-Executive Chair of the Board - $34,000

Lead Director - $28,000

Other Non-Employee Directors - $22,000

Paid on an annual basis in June in either cash or stock; cash/stock election to be made at March board meeting; pro rated based on number of months served during the 12 months beginning on the date of the prior calendar year’s Annual Meeting of Stockholders

Initial Option Grant

Non-Executive Chair of the Board: Stock options with a Black-Scholes value of $250,000

Lead Director:  Stock options with a Black-Scholes value of $200,000

Other Non-Employee Directors: Stock options with a Black-Scholes value of $150,000

Grant Date/vesting: Vests quarterly on a pro rata basis over 3 years from the grant date

Annual Option Grant

Non-Executive Chair of the Board: Stock options with a Black-Scholes value of $250,000

Lead Director:  Stock options with a Black-Scholes value of $200,000

Other Non-Employee Directors: Stock options with a Black-Scholes value of $150,000

Grant Date/vesting: Options will be granted (and valued) on the date of each Annual Meeting of Stockholders; vests 100% on the earlier of the first anniversary of the grant date or the date of the next calendar year’s Annual Meeting of Stockholders

Meeting Fee - Board Meetings

$4,000 per meeting attended (in person) (except for Non-Executive Chair of the Board and Lead Director, see below)

$1,000 per meeting attended (by phone) (except for Non-Executive Chair of the Board and Lead Director, see below)

Meeting Fee - Committee Meetings (non-Chair members)	Audit Committee: $2,000 per meeting attended (in person or by phone) Other Committees (including Special Committees): $1,500 per meeting attended (in person or by phone)

Meeting Fee -	Audit Committee: $4,000 per meeting led (in person or by phone)

Committee Chairs	Other Committees (including Special Committees): $3,500 per meeting led (in person or by phone)

Meeting Fee — Board Meetings - Non-Executive Chair of the Board	$5,000 per Board Meeting led (in person) $2,000 per meeting led (by phone)

Meeting Fee — Board Meeting - Lead Director	$5,000 per Board Meeting led (in person) $2,000 per meeting led (by phone)

Meeting Fee — Non-Committee Members Attending Committee Meetings	Paid the same per meeting fee as a non-Chair member of the Committee

Director Benefits

Expense Reimbursement

Cubist shall reimburse the cost of all reasonable travel related expenses and meals incurred in connection with attending Board or Committee Meetings.  Directors should travel one class below first class. Exceptions will be handled on a case-by-case basis and should be submitted to the Chair (or, if there is no Chair, the Lead Director)

D & O Insurance

Cubist provides Director & Officer Insurance for all Board Members.

NACD Membership

Cubist provides a membership to the National Association of Corporate Directors for all Board Members

Director Education Programs

Cubist supports director education and will reimburse directors for reasonable expenses incurred in connection with participation in director education programs.  Directors are expected to report all such participation to the Secretary of the Corporation.  Cubist also provides in-house direction education and has a Director Orientation Program.

Administration

1.               Cubist delivers a check at each regularly scheduled in-person Board Meeting that includes compensation for all Board and Committee meetings attended since the last regularly scheduled in-person Board Meeting.  Included with the check is an Attendance Report and Stock Option Report.  Directors are compensated for Board or Committee meetings designated by the Chairman of the Board, Lead Director, or Committee Chairs, as the case may be, for which minutes are prepared.

2.               Board retainer is payable on an annual basis as of the date of the Annual Meeting of Stockholders in either cash or stock, in recognition of the previous 12 months of service beginning on the date of the previous calendar year’s Annual Meeting of Stockholders. Stock or cash election will be made in March. The retainer shall be pro-rated based on the number of months served as a Director in the previous 12 months.

3.               Receipts must be submitted to Cubist’s CEO within 60 days of each travel engagement.

4.               A summary of Cubist Director & Officers Insurance Policy is included in the Director’s Handbook.